Exhibit 99.1

Quest Resource Holding Corporation Reports Preliminary Second Quarter Results

Full Q2 2020 Financial Results to be Issued on August 13, 2020

THE COLONY, TX – August 4, 2020 – Quest Resource Holding Corporation (NASDAQ: QRHC) ("Quest" or the “Company”), a national leader in environmental reuse, recycling, and waste disposal services, today reported the following preliminary financial results for the second quarter ended June 30, 2020.

Preliminary Second Quarter Financial Results:

•	Revenue is expected to range between $21.4 million and $21.9 million compared to $25.4 million reported in Q2 2019 and $25.3 million in Q1 2020.

•	Gross profit is expected to range between $4.2 million and $4.3 million compared to $4.8 million reported in Q2 2019 and $4.5 million in Q1 2020.

“We saw a steady recovery in our business across industries and regions from the low point in early April. We were able to work with our customers to help them adjust to this difficult environment.” said S. Ray Hatch, President and Chief Executive Officer.

Mr. Hatch added, “I would like to reiterate my appreciation and thank our employees, customers and subcontractors for their unhesitating and ongoing collaboration as we navigate these challenging times.”

Second Quarter 2020 Earnings Conference Call and Webcast:

The Company plans to issue release full financial results for its second quarter ended June 30, 2020, on Thursday, August 13, 2020, after market close. Ray Hatch, President and Chief Executive Officer, and Laurie Latham, Chief Financial Officer, will host a conference call that same day at 5:00 PM ET, to review the Company's financial results and business outlook. Investors interested in participating on the live call can dial 1-800-263-0877 within the U.S. or 1-646-828-8143 from abroad, referencing conference ID: 8602356. Investors can also access the call online through a listen-only webcast on the investor relations section of Quest’s website at http://investors.qrhc.com/.

The webcast, which may include forward-looking information, will be archived on Quest’s investor relations website for at least 90 days and a telephonic playback of the conference call will be available by calling 1-844-512-2921 within the U.S. and 1-412-317-6671 from abroad. The replay passcode is 8602356. The telephonic playback will be available beginning at 8:00 PM ET on Thursday, August 13, 2020, and continuing through 11:59 PM ET on Thursday, August 27, 2020. For more information on Quest Resource Holding Corporation, visit www.qrhc.com.

Exhibit 99.1

About Quest Resource Holding Corporation

Quest is a national provider of reuse, recycling, and disposal services that enable customers to achieve and satisfy their environmental and sustainability goals and responsibilities. Quest provides businesses across multiple industry sectors with single source, customer specific solutions to address a wide variety of waste streams and recyclables generated by their operations. Quest also provides information and data that tracks and reports the environmental results of Quest’s services, provides actionable data to improve business operations, and enables Quest’s customers to achieve and satisfy their environmental and sustainability goals and responsibilities.

For more information, visit www.qrhc.com.

Forward Looking Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which provides a "safe harbor" for such statements in certain circumstances. The forward-looking statements include, but are not limited to, our belief we have operations in place to sustainably support profitability while consistently providing excellent customer service; our belief that our asset-light business model and the essential nature of our services positions us to weather the challenging COVID-19 environment; and our belief that the financial measures contained in this press release facilitate operating performance comparisons from period to period. These statements are based on our current expectations, estimates, projections, beliefs, and assumptions. Such statements involve significant risks and uncertainties. You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

The financial data presented above is preliminary and unaudited, based upon our estimates, and subject to further internal review by our management and compilation of actual results. We have provided ranges for this data primarily because our closing procedures for the quarter ended June 30, 2020 are not yet complete and we have not generated data for the full quarter. Our management’s estimates are based upon monthly information currently available and extrapolation from that information. While we expect that our results will be within these ranges, our actual results may differ materially from these preliminary estimates. In addition, these preliminary estimates are not necessarily indicative of the results to be achieved for the remainder of 2020 or in any future period. There can be no assurance that these estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within our control.

All of the financial data presented above has been prepared by and is the responsibility of our management. Our independent registered public accounting firm has not audited, reviewed, compiled, or performed any procedures with respect to our accompanying preliminary financial data. Accordingly, our independent registered public accounting firm does not express an opinion or any other form of assurance with respect to this data.

As a result of the foregoing considerations, investors are cautioned not to place undue reliance on this preliminary financial information.

Investor Relations Contact:

Three Part Advisors, LLC - Joe Noyons • 817.778.8424

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